LGA, LLP
500 West Cummings Park #5650
Woburn, MA 01801
781-569-4700
lga.cpa

LGA
CPAs and Business Advisors

October 20, 2022

U.S. Securities and Exchange Commission
100 F Street, NE
Washington, DC 20549

RE: Masterworks 061, LLC Form 1-U (File No. 024-11561)

We have read the statements made by Masterworks 061, LLC (copy attached), which we understand will be filled with the Securities and Exchange Commission, pursuant to Item 4(a) of Form 1-U, as part of the Form 1-U of Masterworks 061, LLC dated October 20 2022. We agree with the statements concerning our Firm in such Form 1-U.

With respect to all other matters, we have no basis to either agree or disagree with the statements made therein.

Very truly yours,

LitmanGerson Associates, LLP

LitmanGerson Associates, LLP
Woburn, MA

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